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                                                                   EXHIBIT 10.2

                               SPECIAL SERVICE
                            ARRANGEMENT AGREEMENT


This Special Service Arrangement Agreement ("Agreement"), is by and between BellSouth Telecommunications, Inc., a Georgia corporation, d/b/a BellSouth, ("Company") and MINDSPRING ("Customer or Subscriber"), and is entered into pursuant to Tariff Section A5 of the General Subscriber Services Tariff. This agreement is based upon the following terms and conditions as well as any Attachment(s) affixed and the appropriate lawfully filed and approved tariffs which are by this reference incorporated herein.

         1. Subscriber requests and Company agrees, subject to the terms and conditions herein, to provide the service described in the Attachment(s) at the monthly and nonrecurring rates, charges, and conditions as described in the Attachment(s) ("Service"). The rates, charges and conditions described in the Attachment(s) are binding upon Company and Subscriber for the duration of this Agreement. For the purposes of the effectiveness of the terms and conditions contained herein, this Agreement shall become effective upon execution by both parties.

         2. Subscriber agrees to subscribe to and Company agrees to provide any additional tariffed services required for the installation of the Service. Subscriber agrees to be responsible for all rates, charges, and conditions for such tariffed services.

         3. This agreement is subject to and controlled by the provisions of Company's or any of its affiliated companies' lawfully filed and approved tariffs, including but not limited to Section A2 of the General Subscriber Services Tariff and No. 2 of the Federal Communications Commission Tariff and shall include all changes to said tariffs as may be made from time to time. All appropriate tariff rates and charges shall be included in the provision of this service. The tariff shall supersede any conflicting provisions of this Agreement, with the exception of the rates and charges herein, in the event any part of this Agreement conflicts with terms and conditions of Company's or any of its affiliated companies' lawfully filed and approved tariffs.

         4. This Agreement may be subject to the appropriate regulatory approval prior to commencement of installation. Should such regulatory approval be denied, after a proper request by Company, this Agreement shall be null, void, and of no effect.

         5. If Subscriber cancels this Agreement prior to the completed installation of the Service, but after the execution of this Agreement by Subscriber and Company, Subscriber shall pay all reasonable costs incurred in the implementation of this Agreement prior to receipt of written notice of cancellation by Company. Notwithstanding the foregoing, such reasonable costs shall not exceed all costs which would apply if the work in the implementation of this Agreement had been completed by Company.

         6. This Agreement shall be construed in accordance with the laws of the State of South Carolina.

         7. Except as otherwise provided in this Agreement, notices required to be given pursuant to this Agreement shall be effective when received, and shall be sufficient if given in writing, hand delivered, or United States mail, postage prepaid, addressed to the appropriate party at the address set forth below. Either party hereto may change the name and address to whom all notices or other documents required under this Agreement must be sent at any time by giving written notice to the other party.


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                               SPECIAL SERVICE
                            ARRANGEMENT AGREEMENT


Company
-------

BellSouth Telecommunications, Inc.
Assistant Vice President
1800 CENTURY BLVD # 300
ATLANTA, GA 30345

Subscriber
----------

MINDSPRING
1439 PEACHTREE
ATLANTA, GA 30309

         8. Subscriber may not assign its rights or obligations under this Agreement without the express written consent of Company and only pursuant to the conditions contained in the appropriate tariff.

         9. In the event that one or more of the provisions contained in this Agreement or incorporated within by reference shall be invalid, illegal, or unenforceable in any respect under any applicable statute, regulatory requirement or rule of law, then such provisions shall be considered inoperative to the extent of such invalidity, illegality, or unenforceability and the remainder of this Agreement shall continue in full force and effect. In the event that any provision becomes invalid, the Agreement can remain in effect only if invalidating that provision does not have the effect of increasing pricing or commitment. If price or commitment increase as a result of paragraph 9, customer shall have the right to sixty (60) day notice prior to any change taking effect, and the right to cancel,




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                                  SPECIAL SERVICE       Case Number SC97-3590-00
                              ARRANGEMENT AGREEMENT                Option 1 of 1

SUBSCRIBER MINDSPRING                                        ATTACHMENT 1 PAGE 1


ADDITIONAL TERMS AND CONDITIONS

BellSouth agrees that in the event it fails to install facilities on the negotiated Service Due Date and fails to meet Service Due Date by more than five
(5) business days, BellSouth shall provide MindSpring a credit equal to the monthly recurring charges billed for the circuit. In the event BellSouth fails to meet the Service Due Date by less than five (5) business days, BellSouth shall provide MindSpring a credit equivalent to 50% (fifty percent) of the monthly recurring charges for the circuit. Credits issued pursuant to this provision will be applied to the installation of or billing for future BellSouth services offered by MindSpring. MindSpring agrees that all request for credits associated with this provision must be submitted in writing within thirty (30) calendar days to the BellSouth Business Account Team subsequent to each occurrence.

BellSouth and MindSpring agree that the negotiated Service Due Date on all new service shall be fourteen (14) business days for sites where MindSpring is currently using BellSouth services. BellSouth and MindSpring further agree that the negotiated Service Due Date on all new services shall be twenty (20) business days for sites where MindSpring has not ordered any services from BellSouth and is not currently using BellSouth services.

MindSpring agrees to furnish BellSouth with an accurate ninety (90) calendar day rolling forecast updated each thirty (30) day calendar for new services to be ordered at both new and existing MindSpring locations. MindSpring and BellSouth agree that if the new services for both new and existing locations are not forecasted within thirty (30) calendar days of order placement date, this provision is not applicable to request or orders for services submitted by MindSpring.

The failure to meet a Service Due Date that is caused by acts of God (which include, but is not limited to, such acts as natural disasters, hurricanes, floods, fires, etc.), political or civil unrest or other causes beyond the reasonable control of BellSouth shall not constitute a delay in performance. Further, BellSouth's failure to meet the negotiated Service Due Date as a result of situations created by or actions of third parties that are not within the control of BellSouth that impact the availability of facilities such as for example, access to conduit access to building space operated by the building management shall also not constitute a delay in performance for purposes of this provision. In addition, if a MindSpring order for additional services causes an exhaust in BellSouth Central Office capacity, credits under this provision will not apply. In the event BellSouth fails to meet the Service Due Date because of acts that are caused by or within the control of MindSpring, BellSouth shall not be liable for installation credits for failure to meet the negotiated Service Due Date. Mindspring and BellSouth agree that this provision shall be implemented on a trial basis for six (6) months and BellSouth reserves the right to renegotiate this provision after six (6) months.

BellSouth agrees that in the event MindSpring experience an outage on circuits that generate 25 percent or more of MindSpring's service, per location for more than four hours, BellSouth shall provide MindSpring a credit of $200 per hour after the initial four hours and for each additional hour or part thereof that the outage occurs. BellSouth and MindSpring further agree that a cap of $1000 shall be applied in the event the outage exceeds 8 hours. Credits issued for outage shall be applied to the installation of, or customers billing for future BellSouth services ordered by MindSpring. MindSpring agrees that all credits associated with this provision must be submitted in writing within 30 calendar days subsequent to each occurrence. The calculation of the duration of the outage shall begin upon BellSouth's receipt of notification to BellSouth Repair Center of the service outage and a trouble ticket is opened. The service outage shall cease at the time that MindSpring or BellSouth confirm that the service outage has been corrected and the trouble ticket is closed. An outage that is caused by acts of God (which includes,


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                                 SPECIAL SERVICE        CASE NUMBER SC97-3590-00
                              ARRANGEMENT AGREEMENT                Option 1 of 1

SUBSCRIBER MINDSPRING                                        ATTACHMENT 1 PAGE 2

but is not limited to, such acts as natural disasters, hurricanes, floods, fires, etc.), political or civil unrest or other cause beyond the reasonable control of BellSouth shall not constitute a failure in performance for purposes of this provision. In the event MindSpring experiences or prolongs an outage because of acts that are caused by or within the control of MindSpring, BellSouth shall not be liable for outage credits. MindSpring and BellSouth agree that this provision shall be implemented on a trial basis for six months and BellSouth reserves the right to renegotiate this provision after six months.

In the event of a divestiture of a significant part of MindSpring's business, a business downturn beyond MindSpring's control, or a network optimization using other BellSouth services, any of which significantly reduces the volume of network services required by MindSpring with the result that MindSpring is unable to meet its minimum service requirement of 225 PRI's under this Agreement (notwithstanding MindSpring's best efforts to avoid such a shortfall), BellSouth and MindSpring will cooperate in efforts to develop a mutually agreeable alternative that will satisfy the concerns of both parties and comply with all applicable legal and regulatory requirements. Such alternative may reduce MindSpring's minimum service requirement to the extent of any shortfall resulting from the business downturn or network optimization. This provision shall not apply to a change resulting from a decision by MindSpring: (i) to reduce its overall use of telecommunications; or (ii) to transfer portions of its traffic or projected growth to providers other than BellSouth. MindSpring must provide BellSouth written notice of the conditions it believes will require the application of this provision. This provision does not constitute a waiver of any charges, including shortfall charges, incurred by MindSpring prior to the time the parties mutually agree to amend this Agreement.

REGULATIONS

   A. Termination liability charge is applicable if service is terminated prior to expiration of the contract. The applicable charge will be equal to the number of months remaining in the contract times the monthly rate provided under the contract.

   B. Customer agrees to order a minimum of two hundred twenty-five (225) Primary Rate Interfaces (PRIs) with BellSouth installation completed by April 30, 1998. If customer does not maintain minimum service of two hundred twenty-five (225) circuits, BellSouth will bill the customer for the minimum service. Any shortage of circuits will bill the average of the rates from the listed contracts. Rates and charges are valid only if a minimum of two hundred twenty-five (225) PRIs are purchased from one or more of the following contracts: AL97-3586-00, GA97-3609-00, GA96-1598-00, KY97-3587-00, NC97-3588-00,
SC97-3590-00, SF97-1895-02 and TN97-1890-02.

   C. Customer can relocate Primary Rate Interfaces (PRI's) from one location to another within BellSouth territory provided Customer maintains minimum of two hundred twenty-five (225) circuits for the contract period.

   D. Services installed during the term of this contract will have a contract term coterminous with the original Agreement.


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                                SPECIAL SERVICE        CASE NUMBER SC97-3590-00
                              ARRANGEMENT AGREEMENT              OPTION 1 OF 1

THIS RATE VALID THROUGH:  6/30/97

ESTIMATED SERVICE INTERVAL FOLLOWING ACCEPTANCE DATE:  6 WEEKS.

SERVICE DESCRIPTION:
THIS CONTRACT SERVICE ARRANGEMENT (CSA) PROVIDES FOR BELLSOUTH(R) PRIMARY RATE ISDN SERVICE- INWARD DATA OPTION.

THIS AGREEMENT IS FOR TWENTY-FOUR (24) MONTH PAYMENT PLAN.


(R) REGISTERED SERVICE MARK OF BELLSOUTH CORPORATION



         IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE EXECUTED BY THEIR DULY AUTHORIZED REPRESENTATIVES ON THE DATES SET FORTH BELOW.



ACCEPTED BY:

SUBSCRIBER:                              BELLSOUTH TELECOMMUNICATIONS, INC.
MINDSPRING

BY: MICHAEL MISIKOFF                     BY:  J. RANDALL COOK

TITLE:  CFO                              TITLE:  ASSISTANT VICE PRESIDENT

DATE:  6/97                              DATE:  6/18/97

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Portions of this exhibit for which confidential treatment has been requested are marked by brackets [ ]. In addition, an asterisk (*) appears in the right-hand margin in each place where confidential material has been bracketed.


                         SPECIAL SERVICE          CASE NUMBER SC97-3590-00
                      ARRANGEMENT AGREEMENT                     OPTION 1 0F 1



RATES AND CHARGES


    Rate Element                                  Non-Recurring             Monthly Rate         USOC
1.  BellSouth(R) Primary Rate ISDN service        [$          ]             [$         ]         ILDIE     *
    Access line,
    each

2.  BellSouth(R) Primary Rate ISDN service        [$          ]             [$         ]         PR7BD     *
    B-Channels, Inward Data Option, each

3.  Contract Preparation Charge                   [$          ]             [$         ]         WGGVF     *

NOTES:

   All applicable rates and regulations for BellSouth(R) Primary Rate ISDN service as set forth in the General Subscriber Services Tariff are in addition to the rates and regulations contained in this Contract Service Arrangement.

   Apply appropriate number of End User Common Line Charges for each Primary Rate Interface.

   (R) Registered Service Mark of BellSouth Corporation


                    END OF ARRANGEMENT AGREEMENT OPTION 1